EXHIBIT 10.1

PLAINS

MARKETING, L.P.

June 22, 2011

VIA OVERNIGHT DELIVERY

Pioneer Natural Resources USA, Inc.

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039

Attention: Marketing Department – Hershal Wolfe

Re:	Dedication of the Crude Oil Handled at Pioneer Natural Resources USA Inc.’s (“Pioneer”) Giddings Estate Fee Oil Batteries in Upton County, Texas to Transportation on Plains Marketing, L.P.’s (“PMLP”) Pipeline System

(PMLP File No. L8337)

Dear Mr. Wolfe:

Pioneer agrees to dedicate for tender to PMLP’s pipeline system in Upton County, Texas, (“Pipeline System”) 6.5 million barrels of crude oil (“Dedication Amount”) handled at the following batteries located in Upton County, Texas:

i.	Giddings Estate Fee Oil Battery 1 – League 4, Throckmorton County School Land Survey;

ii.	Giddings Estate Fee Oil Battery 2 – League 3, Throckmorton County School Land Survey;

iii.	Giddings Estate Fee Oil Battery 3 – League 1, Throckmorton County School Land Survey; and

iv.	Giddings Estate Fee Oil Battery 1-3 – League 2, Throckmorton County School Land Survey, (collectively referred to as the “Dedicated Batteries,” all of which are currently connected to the Pipeline System).

Pioneer’s above volume dedication shall become effective upon completion of the expansion of PMLP’s Pipeline System and shall expire on the earlier to occur of fulfillment of the supply of the Dedication Amount or December 31, 2015. The expansion specifics of PMLP’s Pipeline System are generally described or depicted on Attachment I hereto. Pioneer is not required to deliver any daily volume rate requirement, minimum or maximum. PMLP shall take all the volume supplied by Pioneer from the aforementioned batteries and any future batteries located in Throckmorton County School Land Survey, Leagues 1-4, Upton County, Texas. PMLP

will notify Pioneer when the expansion is completed and the Pipeline System is placed in service. The in-service date of the Pipeline System expansion is estimated to be in August of 2011. If the Pipeline System expansion is not complete and in service by December 31, 2011 this agreement shall expire and be of no futher force and effect.

Neither party shall be liable under any circumstance to the other party for consequential, indirect, special, punitive, incidental or exemplary damages arising from or related to this agreement or the breach thereof.

Pioneer retains all rights to operate its wells and facilities and shall not be required to expand, drill, or continue operations to satisfy this agreement or to reach the Dedication Amount.

If this is in accordance with your understanding, please have an authorized representative of Pioneer sign below and return an executed original of this letter to the address set forth below.

Sincerely,

Plains Marketing, L.P.
By: Plains Marketing GP Inc., Its General Partner

By:	/s/ Harry N. Pefanis
Name:	Harry N. Pefanis
Title:	President and Chief Operating Officer

Agreed to and accepted this 15th day of July 2011.

Pioneer Natural Resources USA, Inc.

By:	/s/ Hershal K. Wolfe
Name:	Hershal K. Wolfe
Title:	Vice President Marketing